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                                                                   Exhibit 10.15

                             STRATOS LIGHTWAVE, INC.

                                 SEVERANCE PLAN

                     SUMMARY PLAN DESCRIPTION/PLAN DOCUMENT

1. General Information.


     (a) This Stratos Lightwave, Inc. Severance Plan (the "Plan") provides certain employees of Stratos Lightwave, Inc. and its parent and subsidiaries (collectively, the "Company") with separation pay if they are separated from service with the Company for the reasons described herein.

     (b) This Summary Plan Description/Plan Document is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (c) This Plan is adopted and effective as of November 15, 2002 (the "Effective Date").

2. Definitions. The following terms referred to in this Plan shall have the following meanings unless the context shall clearly require to the contrary: (a) "Annual Base Salary" shall mean an amount equal to an Eligible Employee's annual base salary as of the date of termination of employment, excluding shift premiums, overtime and bonuses.

     (b) "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

     (c) "Cause" shall mean (i) an act of personal dishonesty taken by an Eligible Employee in connection with his responsibilities as an employee and intended to result in personal enrichment of the Eligible Employee, (ii) an Eligible Employee being convicted of a felony, (iii) a willful act by an Eligible Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) the willful and continued failure by an Eligible Employee to substantially perform his duties with the Company after a demand for substantial performance is delivered to him by the Board which specifically identifies the basis for the Board's belief that the Eligible Employee has not substantially performed his duties. For the purposes of this paragraph, no act or failure to act on an Eligible Employee's part will be considered "willful" if an Eligible Employee acted (or failed to act) in good faith or in the reasonable belief that his act or omission was in the best interests of the Company.



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     (d) "Change of Control" means the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of Company securities representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

          (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the Company's voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

          (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either: (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     (e) "Disability" shall mean that an Eligible Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or the Eligible Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Eligible Employee's employment. If an Eligible Employee resumes the performance of substantially all of his duties before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.


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     (f) "Eligible Employee" shall mean an employee of the Company who at the time of his or her termination of employment with the Company is a member of one of the following classes of employees:

  ------------------------------ --------------------------------------------
  Class I Eligible Employees     Vice Presidents and General Managers
                                 compensated on a salaried basis
  ------------------------------ --------------------------------------------
  Class II Eligible Employees    Managers compensated on a salaried basis
  ------------------------------ --------------------------------------------
  Class III Eligible Employees   All other salaried employees
  ------------------------------ --------------------------------------------

Notwithstanding anything herein to the contrary, the term "Eligible Employee" shall not include an employee who has entered into a written individual officer management retention agreement that provides for severance benefits upon termination of employment. As of the effective date of this Plan, the following individuals are not Eligible Employees on this basis: James W. McGinley, David
A. Slack, Robert Scharf and Richard C.E. Durrant.

     (g) "Good Reason" shall mean an Eligible Employee voluntarily resigns after the occurrence of any of the following: (i) without the Eligible Employee's express written consent, a significant change in the nature or scope of the Eligible Employee's duties, title, authority or responsibilities, relative to the Eligible Employee's duties, title, authority or responsibilities as in effect immediately prior to such change; (ii) without an Eligible Employee's express written consent, a significant change, without good business reasons, of the facilities and perquisites (including office space and location) available to an Eligible Employee immediately prior to such change; (iii) a reduction by the Company in an Eligible Employee's base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Eligible Employee was entitled immediately prior to such reduction with the result that the Eligible Employee's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) an Eligible Employee's relocation to a facility or a location more than thirty-five (35) miles from the Eligible Employee's then present location, without the Eligible Employee's express written consent; (vi) the Company's failure to obtain the assumption of this agreement by any successors contemplated in Section 6(a) below; or (vii) any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of an Eligible Employee.

     (h) "Plan" shall mean this Stratos Lightwave, Inc. Severance Plan, as amended from time to time.


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3. Change of Control Severance Benefits.

     (a) Right to Severance Benefits. If, within twenty-four (24) months following a Change of Control, an Eligible Employee's employment is terminated:
(i) by the Company other than for Cause, death or Disability, or (ii) voluntarily by an Eligible Employee for Good Reason, then the Eligible Employee shall be entitled to the following benefits provided he executes and delivers to the Company an agreement pursuant to Section 5:

          (i) A lump-sum cash payment, payable within ten (10) days after the termination of the Eligible Employee's employment, equal to the Eligible Employee's Annual Base Salary for:

   -------------------------------------------- ----------------------------
   Class I Eligible Employees                   one year
   -------------------------------------------- ----------------------------
   Class II Eligible Employees                  six months
   -------------------------------------------- ----------------------------
   Class III Eligible Employees                 Sixty days
   -------------------------------------------- ----------------------------

     reduced by all amounts such Eligible Employee receives as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute, and any severance benefits the Eligible Employee receives under any and all other plans, policies, agreements, adopted by the Company, whether written or oral.

          (ii) A lump-sum cash payment, payable within ten (10) days after the termination of the Eligible Employee's employment, equal to the aggregate amount of deferred matching incentive bonus payments payable to the Eligible Employee under the Company's Key Employee Incentive Bonus Plan (or similar incentive bonus plan) to which the Eligible Employee would have been entitled if he had remained in the employ of the Company for thirty-six (36) months after the termination of his or her employment;

          (iii) A lump-sum cash payment, payable within ten (10) days after the termination of the Eligible Employee's employment, equal to the Eligible Employee's estimated bonus for the fiscal quarter in which the Eligible Employee's termination occurs, based on the Company's projected financial performance for such fiscal quarter as set forth in the most recent financial forecast provided by management to the Company's Board of Directors.


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          (iv) One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by an Eligible Employee shall be automatically accelerated in full so as to become completely vested and all outstanding stock options held by the Eligible Employee shall remain exercisable until the earlier of (A) thirty-six (36) months after the Eligible Employee's termination of employment, or (B) the termination date specified for such options at the time of their grant.

          (v) For Class I Eligible Employees only, Company-paid health insurance coverage at the same level of coverage as was provided to an Eligible Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to an Eligible Employee premium payment as was in effect immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included the Eligible Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of: (A) three (3) years from the date of termination, or
     (B) the date upon which the Eligible Employee and his dependents become covered under another employer's group health plan that provide the Eligible Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for the Eligible Employee and his dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

     (b) Voluntary Resignation; Termination For Cause. If an Eligible Employee's employment terminates by reason of the Eligible Employee's voluntary resignation and is not for Good Reason, or if an Eligible Employee is terminated for Cause, then the Eligible Employee shall not be entitled to any benefits under this Plan.

     (c) Disability; Death. If an Eligible Employee's employment with the Company terminates as a result of the Eligible Employee's Disability, or if an Eligible Employee's employment is terminated due to the death of an Eligible Employee, then the Eligible Employee shall not be entitled to receive any benefits under this Plan.

     (d) Termination Apart from Change of Control. If an Eligible Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the thirty-six (36) month period following a Change of Control, then the Eligible Employee shall not be entitled to receive any benefits under this Plan.


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4. Adjustments to Severance Benefits.

     (a) Parachute Payments (Class I and Class II Employees Only).

              A. Excise Tax Gross-Up Payment. If the total amounts an Eligible Employee (other than a Class III Employee) would receive on account of or following a Change of Control would subject the Eligible Employee to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will promptly pay the Eligible Employee, in addition to such severance benefits, a "Gross-up Payment." The amount of the Gross-up Payment will be equal to the entire excise tax the Eligible Employee must pay, plus the entire amount necessary to pay all federal, state, local, excise and payroll taxes that will be assessed on the Gross-up Payment itself.

              B. Determination of Gross-up Payment. Within thirty (30) days after the termination of an Eligible Employee's employment, the independent auditors used by the Company immediately prior to the Change of Control (the "Accountants") will make an initial determination of whether the Company must pay a Gross-up Payment, and if so, the amount of such payment. The Accountants will provide the Company and the Eligible Employee with its determination and detailed supporting calculations and documentation. The Company will pay the expense of the initial determination. An Eligible Employee will have the right to accept the determination, or to have the determination reviewed by an accounting firm selected by the Eligible Employee, at the Eligible Employee's expense. The determination of the second accounting firm will be binding, final and conclusive on the Company and the Eligible Employee. The Company will pay the Gross-up Payment finally determined under this Section 4(a) to an Eligible Employee within thirty (30) days after it is finally determined.

     (b) Taxes on Severance Pay. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay.

5. Severance Benefits Contingent Upon Execution of Agreement. Notwithstanding anything in the Plan to the contrary, no Eligible Employee will be eligible to receive any severance benefit or payment under the Plan unless:

     (a) prior to the receipt of a severance payment, the Eligible Employee executes an agreement in a form acceptable to the Company under which:


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          (i) the Eligible Employee releases, forever discharges and covenants not to sue Company or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys' fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Eligible Employee has, had, or may have, based on any event occurring, or alleged to have occurred, prior to or in connection with his termination of employment except for:

               A. claims for unemployment compensation, if any; and

               B. claims for benefits under any employee benefit plans other than this Plan;

          (ii) agrees not to disclose any proprietary, trade secret or other confidential business information learned solely by reason of the Eligible Employee's employment with Company;

          (iii) agrees to cooperate with Company in regard to the transition of business matters handled by the Eligible Employee during his employment with Company and in regard to any litigation brought against Company arising out of matters involving the Eligible Employee;

          (iv) states that he has returned all property of Company within his possession and control to Company; and

          (v) agrees that he or she will not, at any time during the three (3) years following his termination date, directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees; and

     (b) any applicable revocation period described in such agreement has expired.

6. Successors.

     (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this


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Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term "Company" shall include any such successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Plan by operation of law.

     (b) Eligible Employee's Successors. The terms of this Plan and all rights of an Eligible Employee hereunder shall inure to the benefit of, and be enforceable by, the Eligible Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices.

     (a) General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of an Eligible Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     (b) Notice of Termination. Any termination by the Company for Cause or by an Eligible Employee for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7 of this Plan. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by an Eligible Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of an Eligible Employee hereunder or preclude the Eligible Employee from asserting such fact or circumstance in enforcing his rights hereunder.

8. Administration.

     (a) The Board shall administer the Plan. The Board's determinations are final and binding on all Eligible Employees. In addition to any other powers set forth in this Plan, the Board has the following powers:

          (i) to construe and interpret the Plan;


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          (ii) to contest on behalf of the Company or one or more Eligible
     Employees, at the expense of the Company, any ruling or decision on any matter relating to this Plan or any benefits hereunder;

          (iii) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable;

          (iv) to determine the form in which tax withholding under Section 4(b) of this Plan will be made.

     (b) Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Board at any time.

9. Termination and Amendment of this Plan. The Board shall have the power at any time, in its discretion, to amend, abandon or terminate this Plan, in whole or in part; except that no amendment, abandonment or termination shall impair or abridge the obligations in this Plan if such amendment, abandonment or termination is made within twenty-five (25) months following a Change of Control or during any period of time when the Company has knowledge that any person(s) or entity has taken steps reasonably calculated to effect a Change of Control (until, in the opinion of the Board, the person(s) or entity has abandoned or terminated efforts to effect a Change of Control).

10. Miscellaneous Provisions.

     (a) Gender. Unless clearly inappropriate, all nouns herein of whatever gender refer indifferently to persons or objects of any gender.

     (b) Singular and Plural. Unless clearly inappropriate, singular terms herein refer also to the plural and vice versa.

     (c) Minors and Deceased Eligible Employees. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Board and all other parties with respect thereto. If an Eligible Employee dies prior to the payment of all benefits due such Eligible Employee under this Plan, such unpaid amounts shall be paid to the executor, personal representative or estate of such Eligible Employee.


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     (d) No Right to Employment. Participation in the Plan will not give any
Eligible Employee a right to be retained as an employee of the Company, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

     (e) No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under the Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

     (f) Legal Fees and Expenses. The Company agrees to indemnify and promptly reimburse the Eligible Employee for all legal fees and expenses reasonably incurred by the Eligible Employee to seek to obtain or enforce any benefit or right provided by this Plan.

     (g) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (h)Headings. All section headings herein are for convenience of reference only and are not part of this Plan, and no construction or reference shall be derived therefrom.

     (i) Governing Law. To the extent not preempted by ERISA, this Plan shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law principles.

11. Administrative Information.

     (a) Plan Name. The full name of the Plan is the Stratos Lightwave, Inc. Severance Plan.

     (b) Plan Sponsor. The Plan is sponsored by Stratos Lightwave, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706.

     (c) Plan Number and Employer Identification Number. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 36-4360035. The Plan number assigned by the Company pursuant to instructions of the United States Department of Labor is 504.

     (d) Funding. Benefits provided under the Plan are paid from the Company's general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan from Eligible Employees.


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

     (e) Plan Administrator. The Board of Directors shall be the administrator of the Plan.

     (f) Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Stratos Lightwave, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706, Attn: Board of Directors.

     (g) Type of Administration. The Plan is administered by Stratos Lightwave, Inc.

     (h) Plan Year. May 1 - April 30.

12. Claims Appeal Procedure. The following information is intended to comply with the requirements of ERISA and provides the procedures an Eligible Employee (or his personal or legal representative, executor, administrator, heirs, distributees, devisees and legatees) may follow if he or she disagrees with any decision about eligibility for Plan payments.

     (a) An Eligible Employee will be informed as to whether or not he/she is an Eligible Employee under the Plan, and thereby entitled to benefits under the Plan, on or before the last day worked. Eligible Employees who believe they are entitled to benefits under the Plan and do not receive notice of their status as a participant in the Plan, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of their respective termination.

     (b) If the Plan Administrator denies an Eligible Employee's claim for benefits under the Plan, the Eligible Employee will be sent a letter within ninety (90) days (in special cases, an additional ninety (90) days may be needed and you will be notified if this is the case) explaining:

          (i) the specific reason or reasons for the denial;

          (ii) the specific provisions on which the denial is based;

          (iii) any additional material or information necessary for the individual to perfect the claim and an explanation of why such material or information is necessary;

          (iv) an explanation of the Plan's claim review procedure; and

          (v) an explanation of the individual's right to sue under ERISA.

     (c) If payment is denied or the Eligible Employee disagrees with the amount of the payment, he or she may file a written request for review within sixty
(60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the


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Eligible Employee believes the claim was improperly denied, as well as any other appropriate data, questions, or comments. In addition, an Eligible Employee is entitled to:

          (i) review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Eligible Employee and the Plan Administrator; and

          (ii) submit issues and comments in writing to the Plan Administrator relating to its review of the claim.

     (d) A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within 120 days. The Eligible Employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision, making specific references to the Plan provisions on which the decision is based and indicating the Eligible Employee's right to sue under ERISA.

13. Statement of ERISA Rights. The following statement of ERISA rights is required by federal law and rulings:

     (a) As a person covered under the Plan, you are entitled to certain rights and protections under ERISA. This law provides that all people covered by the Plan are entitled to:

          (i) Receive information about the Plan and benefits under the Plan.

          (ii) Examine, without charge, all plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor at the Plan Administrator's offices.

          (iii) Obtain copies of all plan documents and other plan information by writing to the Plan Administrator and asking for them. The Plan Administrator may make a reasonable charge for the copies.

     (b) In addition to creating rights for persons covered by the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in your interest and in the interest of the other people covered by the Plan. The law provides that no one may terminate you or otherwise discriminate against you in any way to prevent you from getting a benefit or exercising your rights under ERISA. The law provides that if your claim for a benefit


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

is denied in whole or in part, you will receive a written notice explaining why your claim was denied. You have the right to have your claim reviewed and reconsidered.

     (c) Under ERISA, there are steps you can take to enforce your rights. For instance, if you request copies of documents from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

     (d) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court that has jurisdiction. If it should happen that the people who operate the Plan misuse the Plan's money or if you are discriminated against for asserting your rights, you may ask the U.S. Department of Labor for help, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     (e) If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.


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